Exhibit 21.01

List of Subsidiaries

Whitney Education Group, Inc.

Wealth Intelligence Academy, Inc.

Whitney U.K. Limited

Whitney Canada, Inc.

Whitney International Limited

Whitney Consulting Services, Inc.

Whitney Leadership Group, Inc.

Whitney Development Limited.

Whitney International (Singapore) PTE Limited.

Whitney (Australia) PTY Limited.

Mortgage Reduction System Equity Corp

EduTrades, Inc.

Rich Dad Education, LLC

American Home Buyers Alliance, Inc. (AHBA)

Coral Aviation, Inc (Owned by AHBA).

SCB Building, LLC.

Ouress Investment, LLC.